Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Michelle D. Esterman
Chief Financial Officer
T: +352 2469 7950
E: Michelle.Esterman@altisource.com

ALTISOURCE ANNOUNCES APPOINTMENT OF CFO

Luxembourg, August 31, 2018 - Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS) today announces the appointment of Michelle D. Esterman as its Chief Financial Officer (“CFO”) effective as of August 27, 2018. Ms. Esterman previously served as the Company’s CFO from March 2012 to October 2017 and as its Executive Vice President, Finance since October 2017.

Indroneel Chatterjee has been assigned the role of Senior Vice President, New Business Initiatives and is no longer serving as the Company’s CFO. In connection with his new role and relocation to the United States, Mr. Chatterjee and the Company entered into a new employment agreement and terminated his Luxembourg employment agreement. Additional details regarding Mr. Chatterjee’s new employment terms are included in the Company’s current report on Form 8-K which was filed today with the Securities and Exchange Commission.

Mr. William B. Shepro, Chief Executive Officer said, “I would like to thank Indroneel for his service as CFO and look forward to Indroneel taking on this new role that best leverages his skill sets. Michelle brings a deep understanding of our business and a strong financial accounting background to the role of CFO. I am confident she will successfully lead the Company through a seamless transition.”

About Altisource

Altisource Portfolio Solutions S.A. is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Additional information is available at www.Altisource.com.